FNEX VENTURES N-2/A

Exhibit 99.(2)(k)(3)

FNEX Ventures

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT, is made by and between FNEX Advisor, LLC (the “Advisor”) and FNEX Ventures (the “Trust”) (the “Agreement”) as of the “Effective Date” noted on Schedule A with respect to the Trust.

WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end, non-diversified management investment company operating as an “interval fund”;

WHEREAS, the Trust and the Advisor have entered into an Investment Advisory Agreement dated April 1, 2019 (“Advisory Agreement”), pursuant to which the Advisor provides investment management services to the Trust for compensation based on the value of the average daily net assets of the Trust; and

WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of the Trust and its shareholders to maintain the expenses of the Trust at a level below the level to which the Trust would normally be subject in order to maintain the Trust’s expense ratio at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified in Schedule A hereto.

NOW THEREFORE, the parties hereto agree as follows:

1.    Expense Limitation.

a.

Applicable Expense Limit.  To the extent that the aggregate expenses of every character incurred by the Trust in any fiscal year, including but not limited to investment advisory fees of the Advisor (but excluding interest, taxes, acquired fund fees and expenses, brokerage commissions, dividend expenses on short sales, other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Trust’s business) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.b below, such excess amount (the “Excess Amount”) shall be the liability of the Advisor.

b.

Maximum Annual Operating Expense Limit.  The Maximum Annual Operating Expense Limit with respect to the Trust shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Trust.

c.

Method of Computation.  To determine the Advisor’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Trust shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Trust exceeds the Maximum Annual Operating Expense Limit of the Trust for any month, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the lowest Maximum Annual Operating Expense Limit applicable to a particular class of shares of the Trust. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor will also remit to the Trust an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

d.

Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to the Trust with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

a.

Reimbursement.  If, during any fiscal month in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of a class of shares of the Trust for the fiscal month are less than the Maximum Annual Operating Expense Limit for that month, the Advisor shall be entitled to reimbursement by the Trust, in whole or in part as provided below, of the sum of all investment advisory fees waived or reduced and other payments remitted by the Advisor with respect to a particular class of the Trust pursuant to Section 1 hereof, for a three-year period following the date such waiver or reduction was made or payment was remitted by the Adviser (“Reimbursement Amount”), less any reimbursement previously paid by the Trust to the Advisor, pursuant to this Section 2.a, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.  To the extent any reimbursement is made pursuant to this Section 2.a, such reimbursement shall not cause the Fund Operating Expenses to exceed the Maximum Annual Operating Expense Limit that was in place with respect to each class of the Trust at the time the Advisor waived or reduced its advisory fees or reimburse other expenses for such class of the Trust.

b.

Method of Computation.  To determine the Trust’s accrual (with respect to each class), if any, to reimburse the Advisor for the Reimbursement Amount, each month the Fund Operating Expenses of each class of shares of the Trust shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a class of shares of the Trust for any month are less than the Maximum Annual Operating Expense Limit of such class of shares of the Trust, the Trust shall accrue with respect to the particular class into its net asset value an amount payable to the Advisor sufficient to increase the annualized Fund Operating Expenses of the Trust to an amount no greater than the Maximum Annual Operating Expense Limit of the particular class of shares of the Trust, provided that such amount paid to the Advisor will in no event exceed the total Reimbursement Amount. For accounting purposes, amounts accrued pursuant to this Section 2 shall be a liability of the Trust for purposes of determining the Trust’s net asset value.

c.

Payment and Year-End Adjustment.  Amounts accrued pursuant to this Agreement shall be payable to the Advisor as of the last day of each month. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Trust for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

3.	Term and Termination of Agreement.

a.

This Agreement shall continue in effect with respect to the Trust until such date as noted on Schedule A and shall thereafter continue in effect with respect to the Trust from year to year for successive one-year periods provided that the Agreement may be terminated by either party hereto, without payment of any penalty, upon 60 days’ prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Advisor, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

4.	Miscellaneous.

a.

Captions.  The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

b.

Interpretation.  Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust’s Agreement and Declaration of Trust or by-laws, as amended from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.  The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust’s Agreement and Declaration of Trust is on file with the Secretary of State of the State of Delaware. The Agreement and Declaration of Trust and by-laws describe in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

c.

Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

d.

Enforceability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

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IN WITNESS, WHEREOF, the parties hereto have caused this instrument to be executed on their behalf by their duly authorized officers as of the dates noted on Schedule A as attached hereto.

FNEX VENTURES

By:	/s/ Todd Ryden

Name:	Todd Ryden

Title:	President

FNEX Advisor, LLC

By:	/s/ Todd Ryden

Name:	Todd Ryden

Title:	Managing Director

SCHEDULE A

to the
EXPENSE LIMITATION AGREEMENT (the “Agreement”)
between
 FNEX Ventures (the “Trust”)
 and
 FNEX Advisor, LLC

Trust Name	Maximum Annual Operating Expense Limit	Effective Date	Expiration Date
FNEX Ventures	2.50%	August 29, 2019	August 29, 2021